For Immediate Release

Citigroup Inc. (NYSE: C)

July 1, 2013

Citigroup Announces Agreement with Fannie Mae to Resolve Potential Future Mortgage Repurchase Claims

Agreement covers loans originated between 2000 and 2012

New York -- Citigroup today announced an agreement with Fannie Mae to resolve potential future repurchase claims for breaches of representations and warranties on 3.7 million residential first mortgage loans sold to Fannie Mae that were originated between 2000 and 2012 (“Covered Loans”). Citi agreed to pay Fannie Mae $968 million under the agreement, substantially all of which was covered by Citi’s existing mortgage repurchase reserves as of March 31, 2013.

Jane Fraser, CEO of CitiMortgage, said, “We have a strong and productive relationship with Fannie Mae. This agreement resolves substantially all potential future repurchase claims from them for loan originations from 2000 to 2012. As we work to deepen and enhance financial relationships with our clients, we will continue to focus on the production of high-quality mortgage loans.”

Citi’s agreement with Fannie Mae covers potential future origination-related representation and warranty claims on the Covered Loans. It does not release Citi’s liability with respect to its servicing or other ongoing contractual obligations on the Covered Loans. It also does not release liability to a population of less than 12,000 loans originated between 2000 and 2012 with certain characteristics such as loans sold with a performance guaranty or under special credit enhancement programs. Citi currently believes it is adequately reserved for the loans not covered by the agreement. Citi has and will continue to work with Fannie Mae on the timely repurchase of any mortgage loans sold to Fannie Mae that do not meet Fannie Mae’s requirements.

Citi will issue its second quarter results on July 15, 2013.  Citi currently estimates that it will record a residential mortgage repurchase reserve build of $245 million in the second quarter of 2013, which is generally consistent with its repurchase reserve builds in recent quarters.

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Citi
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Certain statements in this release, including the adequacy of Citi’s loan loss reserves for loans not covered by the agreement with Fannie Mae and Citi’s estimated residential mortgage repurchase reserve build for the second quarter of 2013, are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including but not limited to the precautionary statements included in this document, completion of the final financial and accounting review of Citi’s results of operations for the second quarter of 2013, and trends in residential mortgage repurchase claims, repurchases/make-whole payments and default rates. More information about these factors and other factors that may affect Citi’s future results is contained in Citi’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citi’s 2012 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this document.

© 2012 Citigroup Inc. Citibank, N.A., Member FDIC. Citi and Citibank and Arc Design are registered service marks of Citigroup Inc.

Media Contact:	Mark Costiglio	(212) 559-4114

Investors:	Susan Kendall	(212) 559-2718

Fixed Income Investors:	Peter Kapp	(212) 559-5091